Exhibit 10.2

Execution Version

April 2, 2024

Patrick Whitesell

Via Email

Dear Patrick,

The purpose of this letter agreement (“Letter Agreement”) is to memorialize certain terms in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Wildcat EGH Holdco, L.P. (“EGH Holdco”), Wildcat OpCo Holdco, L.P. (“OpCo Holdco”), Wildcat PubCo Merger Sub, Inc., Wildcat OpCo Merger Sub, L.L.C., Wildcat Manager Merger Sub, L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, Endeavor Group Holdings, Inc. (“EGH”), Endeavor Manager, LLC and Endeavor Operating Company, LLC (“EOC”) (as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”). Capitalized terms used herein, but not defined herein, shall have the meaning ascribed to such terms in the Merger Agreement.

The parties hereto hereby agree as follows:

1.	Termination of Existing Employment Agreement and Restrictive Covenant Agreement.

a.

At the earlier of (i) the date you voluntarily terminate your employment with EOC without Good Reason (as defined in that certain Second Amended and Restated Term Employment Agreement, entered into on March 13, 2019, by and between you, EGH and EOC (as may be amended, modified, waived or supplemented from time to time, the “Existing Employment Agreement”)) and (ii) the Effective Time as long as you remain continuously employed by EOC through the Effective Time (either (i) or (ii), as applicable, the “Trigger Date”), you shall receive, in addition to any amounts you are entitled to under Section 4.8 of the Existing Employment Agreement in connection with such termination, including any accrued and unpaid base salary through the Trigger Date, any reimbursement of any unreimbursed business expenses in accordance with EGH’s and/or EOC’s policy in effect from time to time in connection with such termination, and any other benefits to which you otherwise are entitled under applicable law (including the right to elect to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), an amount in cash equal to $5,775,000, which represents the amount of your annual cash bonus earned in respect of calendar year 2023, multiplied by a fraction, the numerator of which is the number of days you were employed during the year in which the Trigger Date occurs and the denominator of which is 365 (the “Prorata Bonus”), payable on the earlier of (i) the Effective Time and (ii) the time annual bonuses are generally paid to other senior executives of EOC with respect to 2024 annual cash bonuses but in no event later than March 15, 2025. Payment of the Prorata Bonus is contingent upon your timely execution and non-revocation of a general release of claims, in the form attached hereto as Exhibit A.

b.

The Existing Employment Agreement (other than Sections 6, 7, 8, 9, 10, 13, 14, 15, 17, 18, 22, 23 (as modified by this sentence), 24, 25 and 26 of the Existing Employment Agreement) shall automatically terminate on the Trigger Date. That certain Restrictive Covenant Agreement, entered into on March 13, 2019, by and among you, EGH and EOC shall automatically terminate on the Trigger Date.

c.	This Section 1 amends Section 4.8 of the Existing Employment Agreement.

2.

Board Service. Effective as of the Effective Time, you will be appointed a member of the board of directors of EGH (the “EGH Board”) and, if requested by EGH or an SL Entity, you will be appointed as Chairman of the governing body of William Morris Endeavor Entertainment, LLC (“WME”) (the “WME Board”)(unless you decline such appointment), and, in each case, shall not be entitled to any additional compensation for such service; provided, you will be entitled to receive compensation (consistent with the compensation paid to other investing, non-SL Entity (as defined below) directors in the event you are not actively involved in the management of WME and being compensated for such management services) and expense reimbursement that is commensurate with that which is provided to other members of the EGH Board and/or the WME Board, as applicable, for such service, and be entitled to the same rights of exculpation, indemnification and advancement of expenses as are provided to the other members of the EGH Board and the WME Board, as applicable. You will have the right to serve in such positions until the earlier of your death, incapacitation, resignation. Following an initial public offering of EGH or WME, as applicable, if requested by you, EGH and/or, if so appointed, WME, shall take such actions as are reasonably necessary to nominate you for election to the board of directors of the applicable public company(s), and if elected, you agree to serve as a member of such board of directors until the earlier of your death, incapacitation, resignation or removal (in accordance with the organizational documents of the applicable public company). However, (i) upon a Guild Call Condition Event (as defined below) pursuant to which EGH or an affiliate thereof exercises its Guild Call Right and such exercise results in a Guild Call Closing, you will be deemed to have resigned from all positions held with the Employer Group (as defined below), including as Chairman of WME and from the EGH Board (as applicable), as of the date such Guild Call Closing occurs and (ii) following your resignation from the EGH Board for any reason, if requested by EGH, you will resign as Chairman of WME, if applicable. You acknowledge and agree that from and after the Effective Time, all decisions regarding the operations of EGH and its direct and indirect Subsidiaries, other than TKO Group Holdings, Inc. and its Subsidiaries (collectively, “TKO”) (and collectively, other than TKO, the “Employer Group”), including any acquisitions and dispositions, will reside with the SL Entities (as defined below) and the EGH Board, except as may be delegated to management to operate in accordance with an annual budget, business plan or other delegation approved by the EGH Board.

3.

Seed Equity. The Investor (as defined on Exhibit B) shall invest $250,000,000 of seed equity into the Media Company (as defined below) subject to the terms and conditions set forth on Exhibit B. Activities of the Media Company will include (a) investing in and providing services to companies in the entertainment, media and sports industries; (b) developing, producing, financing and exploiting film, television and digital audio visual content; (c) talent management; and (d) consulting with other entertainment companies. The foregoing investment shall be made on the terms set forth on Exhibit B.

4.

WME Agency Royalty Payments. To the extent you are appointed as Chairman of WME pursuant to Section 2, and subject to Section 4.d hereof, from and after the Effective Time, you will be entitled to receive a quarterly royalty payment from WME equal to 2.5% of the Net Cash Profits (as defined below) of the WME Agency Business (as defined below) for such quarter (the “WME Agency Royalty Payments”) in accordance with the following provisions:

a.

The EGH Board will determine in good faith and in accordance with ordinary course business practices the Net Cash Profits of the WME Agency Business within 45 days of each applicable quarter-end (the “Quarterly Determination”).

b.

Upon your receipt of the Quarterly Determination for the last quarter of each fiscal year (the “Fourth Quarter Determination”), along with reasonable supporting detail (including a reasonably detailed calculation of the Net Cash Profits) and documentation for each Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year, you will have 90 days (the “Review Period”) following your receipt of such Fourth Quarter Determination and supporting documentation to dispute any Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year. EGH and WME will provide you and your representatives (which may include a third party accounting expert) with reasonable access, during normal business hours upon reasonable advance notice, to the books, records, supporting data, personnel and auditors of EGH and WME and their respective Affiliates as reasonably requested by you solely for you and your representatives to review any Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year (subject to your representatives executing customary access letters and confidentiality agreements with respect to such access and information). In the event you do not dispute any Quarterly Determination for an applicable fiscal year within the Review Period, the EGH Board’s Quarterly Determinations for such fiscal year shall be final and binding upon you, the EGH Board and WME, and you will be deemed to have waived your right to dispute the Quarterly Determinations for such fiscal year. However, in the event you do dispute any Quarterly Determination for an applicable fiscal year within the Review Period, (i) you may notify the EGH Board in writing of such disagreement within the Review Period (including on the last day of the Review Period), with such notice to include your proposed Quarterly Determination (including the Fourth Quarter Determination) and reasonably detailed calculations thereof (the “Dispute Notice”), and (ii) you and the EGH Board shall negotiate in good faith to determine the Net Cash Profits for such quarter(s) in accordance with the terms hereof. In the event that you and the EGH Board do not reach a determination of Net Cash Profits for any quarter in dispute within 30 days of your Dispute Notice, such dispute shall be submitted, as soon as practicable and in any event within 10 Business Days, to an independent accountant mutually agreed to by you and the EGH Board (“Independent Review”). In connection with the Independent Review, (x) each party will submit its written statement of its position to the independent accountant, including such party’s proposed Quarterly Determinations (including the Fourth Quarter Determination), the resulting WME Agency Royalty Payments for such fiscal year and reasonably detailed calculations thereof, with a copy to the other party within 10 Business Days of engaging such independent accountant (the “Statement Period”), (y) each party shall have 10 Business Days following the end of the Statement Period to respond to the other party’s written statement of position, and (z) the independent accountant (not acting as an arbitrator) shall be instructed to resolve such dispute within 30 days of engaging such independent accountant. Such independent accountant shall not make a determination of the Net Cash Profits for any applicable quarter in dispute that is lower than the Net Cash Profits for such quarter as was determined by the EGH Board and provided to you in accordance with Section 4.a or higher than the Net Cash Profits for such quarter set forth in your Dispute Notice delivered during or at the conclusion of the Review Period. Neither party or its representatives shall engage in any discussions with such independent account without the other party and its desired representatives participating. Such independent accountant’s determination of the Net Cash Profits for any quarter(s), the amount of the aggregate WME Agency Royalty Payments for the relevant fiscal year (the “Final WME Agency Royalty Payment”) and the division of its fees and expenses amongst the parties (which shall be made in accordance with the last two sentences of this Section 4.b) shall become final and binding upon the parties. All fees and expenses of the independent accountant relating to the work, if any, to be performed by the independent accountant hereunder shall be borne as between WME, on the one hand, and you, on the other hand, based upon the allocation of the dollar value of the contested royalty amount as between WME and you (set forth in the written submissions to the independent accountant) made by the independent accountant. More particularly, if you assert that the royalty payments from WME should be higher by a specified amount and the independent accountant determines that you have a valid claim for 50% or greater of the amount you specify,

WME shall pay 100% of the fees and expenses of the independent accountant. If you prevail on less than 50% of the amount you specify, the fees shall be prorated based on the proportion of the amount you specify allocated to each party by the independent accountant. For example, if you challenge the calculations of Net Cash Profits asserting that the annual royalty should be $1,000,000 higher than asserted by WME, and the independent accountant determines that you have a valid claim for $500,000 or more of the $1,000,000, WME shall bear 100% of the fees and expenses of the independent accountant; and if the independent accountant determines that you have a valid claim for $400,000 of the $1,000,000, you shall bear 60% of the fees and expenses of the independent accountant and WME shall bear 40% of the fees and expenses of the independent accountant.

c.

WME shall pay the WME Agency Royalty Payment to you within ten Business Days of the applicable Quarterly Determination (including the Fourth Quarter Determination). In the event you dispute any Quarterly Determination (including the Fourth Quarter Determination) in accordance with this Section 4, if the aggregate amount paid with respect to the Quarterly Determinations (including the Fourth Quarter Determination) for the relevant fiscal year prior to the WME Agency Royalty Payment for the relevant fiscal year becoming final and binding on the parties is less than the Final WME Agency Royalty Payment for such fiscal year, WME shall pay you the amount of such difference (the “True-Up Amount”), together with interest thereon at the 10-year United States Treasury Rate accruing daily from the date such disputed WME Agency Royalty Payment was paid to you until the date the True-Up Amount is paid to you, and compounding quarterly.

d.

Your right to any WME Agency Royalty Payments will immediately cease upon the earlier of the (i) consummation of a Qualified WME Sale; provided that you shall receive any earned, but unpaid WME Agency Royalty Payments relating to the period prior to the consummation of a Qualified WME Sale (payable within 30 days following consummation of such Qualified WME Sale and, in any event, in the same calendar year as such WME Agency Royalty Payment would have been made absent such Qualified WME Sale), and (ii) time you elect to unilaterally terminate your right to receive WME Royalty Payments, which election you may make at any time in your sole discretion. For the avoidance of doubt, to the extent that you (i) do not commence service as Chairman of WME, you shall have no entitlement to any WME Agency Royalty Payment as set forth in this Section 4 or to any WME Commissions as set forth in Section 5 (but, instead, shall be entitled to a one-time cash payment pursuant to Section 4.e) and (ii) are receiving any WME Agency Royalty Payments pursuant to this Section 4, you shall not be entitled to receive any WME Commissions (as defined below) with respect to the same period.

e.

If you are not appointed as Chairman of WME as of the Effective Time (or if you decline such appointment), pursuant to Section 2, you shall be entitled to a one-time cash payment of $60,000,000, payable on the Effective Date and shall not be entitled to receive any other payments pursuant to this Section 4 or Section 5.

f.	For purposes of this Section 4, the below definitions will apply.

i.

“Adjusted EBITDA” means, for any period, (t) operating income (loss), plus (u) equity-based compensation expenses, plus (v) fees, costs and expenses pursuant to mergers and acquisitions, including earn-out costs, plus (w) fees, costs and expenses incurred pursuant to restructurings, severance, and impairments, plus, (x) fees, costs and expenses of external legal counsel, plus, (y) the non-operating gains (losses) identified with an “*” on Schedule I hereto plus (z) depreciation and amortization, in each case, of the WME Agency Business. An illustrative calculation of “Adjusted EBITDA” as of the end of Fiscal Year 2022 is set forth on Schedule I hereto.

ii.

“Affiliate” means, with respect to any entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. Notwithstanding the foregoing, any portfolio company (as such term is commonly understood in the private equity industry) of an SL Entity shall not be an Affiliate of any SL Entity.

iii.

“Net Cash Profits” means, without duplication, with respect to the applicable quarter of the WME Agency Business (w) Adjusted EBITDA, minus (x) capital expenditures of the WME Agency Business, minus (y) the amount, if any, by which non-cash working capital (i.e., accounts receivable and non-cash current assets less accounts payable and accrued current liabilities) of the WME Agency Business decreased during the pertinent period, plus, (z) the amount, if any, by which non-cash working capital of the WME Agency Business increased during the pertinent period. For the avoidance of doubt, (i) Net Cash Profits will be determined without regard to any WME Agency Royalty Payments paid or payable pursuant to this Letter Agreement or that certain letter agreement entered into as of the date hereof by and among Ariel Emanuel, EGH, EOC, WME, EGH Holdco and OpCo Holdco (the “AE Letter Agreement”), or any like arrangement with any other party; and (ii) the costs of any acquisition by the WME Agency Business of any equity interests or operating business of any other Person shall not be deemed capital expenditures or increases in non-cash working capital.

iv.

“Qualified WME Sale” means the occurrence of any one or more of the following events: (x) the sale or disposition, in one or a series of related transactions, of a majority of the assets of the WME Agency Business to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any SL Entity or any of its Affiliates or to any “group” in which any of the foregoing is a member, (y) any “person” or “group” (other than any SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the entities comprising the WME Agency Business, excluding as a result of any merger or consolidation that does not constitute a Qualified WME Sale pursuant to clause (z), or (z) any merger or consolidation of the entities comprising the WME Agency Business with or into any other person unless a SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member continues to beneficially own a majority of the outstanding voting equity of the surviving or successor entity (or the parent entity thereof) as of immediately following such merger or consolidation. The EGH Board shall determine, reasonably and in good faith, whether a Qualified WME Sale has occurred, and such determination shall be final and binding upon the parties if reasonable and in good faith. For the avoidance of doubt, a “Qualified WME Sale” shall also be deemed to occur in the event of a Change of Control (as defined in Section 6.d).

v.

“SL Entity” means (x) SLP West Holdings, L.L.C., a Delaware limited liability company, SLP West Holdings II, L.L.C., a Delaware limited liability company, SLP West Holdings III, L.P., a Delaware limited partnership, SLP West Holdings IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV (Delaware II), L.P., a Delaware limited partnership, Silver Lake Partners IV DE (AIV III), L.P., a Delaware limited partnership, SLP West Holdings Co-Invest, L.P., a Delaware limited partnership, and SLP West Holdings Co-Invest II, L.P., a Delaware limited partnership, Wildcat Aggregator, LP, a Delaware limited partnership (“Wildcat Aggregator”), EGH Holdco, OpCo Holdco, and any Affiliate of the foregoing (each, an “SL Member”), (y) any bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of the SL Member, or by an Affiliate of the investment manager of the SL Member (each, an “SL Related Fund”), or (z) any Affiliate of an SL Member or SL Related Fund.

vi.	“WME Agency Business” means the agency representation business of William Morris Endeavor Entertainment, LLC or its Affiliates.

5.	Commission Arrangements.

a.

After the Effective Time, in the event that you elect to terminate your WME Agency Royalty Payments (the “WME Commission Commencement”), you will be entitled to certain commissions with respect to any individuals or entities who are both (a) PW Clients (as defined below) and (b) Specified WME Clients (as defined below) (the “WME Commissions”). Notwithstanding the foregoing, in the event that a Specified WME Client is not a PW Client at the time of the WME Commission Commencement but thereafter becomes a PW Client, you will be entitled to WME Commissions with respect such clients, but only for new deals from and after the time such clients become a PW Clients. The WME Commissions will be equal to 50% of the talent agency commission revenues of the WME Agency Business earned with respect to any such clients (including, for the avoidance of doubt, commissions earned with respect to closed deals entered into prior to the WME Commission Commencement and new deals for those clients) for so long as such clients remain active clients of both the WME Agency Business and clients of your talent management business (the “WME Commission Arrangement”). However, the aggregate amount paid to you pursuant to the WME Commission Arrangement in a calendar year shall not exceed 2.5% of the Net Cash Profits of the WME Agency Business for the applicable calendar year. Any earned commissions pursuant to the WME Commission Arrangement (including the calculation of the 2.5% of Net Cash Profits cap) shall be determined, calculated, subject to review, dispute and dispute resolution, and timing of payment as is applicable to the WME Agency Royalty Payments set forth in Sections 4.a, 4.b and 4.c, mutatis mutandis, unless the parties otherwise agree to a different methodology. For the avoidance of doubt, your membership on the EGH Board in and of itself does not constitute talent agency services to the WME Agency Business for purposes of this Section 5. For purposes of this Letter Agreement, a “Specified WME Client” means a client of the WME Agency Business (as of the date of the WME Commission Commencement) that you were primarily responsible for engaging or placing at WME, a list of which as of the date hereof has been set out in a separate writing provided by you to the General Counsel of EGH (the “Client List”). The Client List may be amended from time to time by you and WME (as mutually agreed upon in writing acting in good faith) to reflect the then-current roster of Specified WME Clients (including to include any new, or remove any former, clients). For the avoidance of doubt, to the extent that you are receiving any WME Commissions pursuant to this Section 5, you shall not be entitled to receive any WME Agency Royalty Payments with respect to the same period.

b.

If the commission arrangements set forth in this Section 5 are alleged to conflict with any applicable law or result in a Guild Call Condition Event, the parties will engage in good faith discussions to restructure the arrangement to ensure that the economics of the arrangement are retained (and, if applicable, to eliminate the occurrence of the Guild Call Condition Event).

c.

Your right to any WME Commissions will cease upon the consummation of a Qualified WME Sale. For the avoidance of doubt, to the extent that you do not commence service as Chairman of WME, you shall have no entitlement to any WME Commissions as set forth in this Section 5 or to any WME Agency Royalty Payment as set forth in Section 4 (but, instead, shall be entitled to a one-time cash payment pursuant to Section 4.e).

d.	For purposes of this Section 5, the below definitions will apply.

i.	“Net Cash Profits” has the same meaning as set forth in Section 4.

ii.

“PW Clients” means clients of any talent management business maintained by you or any of your Affiliates that are majority owned by you, Affiliated with the Media Company or in which an SL Entity is an investor, following the WME Commission Commencement. You shall provide WME with a list of PW Clients promptly following the WME Commission Commencement (which such list will shall be updated from time to time to include any new or remove former PW Clients).

iii.	“WME Agency Business” has the same meaning as set forth in Section 4.

6.	Put and Call Rights.

a.

Put Rights. From and after the date that is the first anniversary of the Closing Date, you shall have the right (a “Put Right”), exercisable by delivering an irrevocable written notice to EGH (a “Put Notice”), to require EGH to repurchase all but not less than all of the Put Equity held by you or your Permitted Transferees (as defined below) at the Repurchase Price (as defined below). To the extent that the repurchase described in the immediately preceding sentence relates to a repurchase of Equity Interests in EOC, such transaction shall be treated as an exchange of Equity Interests in EOC for Equity Interests in EGH, triggering economic entitlements for tax benefits in accordance with the same terms outlined in Section 7.17 of the Company Disclosure Letter. Promptly after receiving a Put Notice, EGH shall deliver to you a notice setting forth the Repurchase Price to be paid for the Put Equity and the date (which shall not be later than 60 days after receipt of the Put Notice) and place for the closing of a Put Right (the closing of such transaction, a “Put Closing”).

b.

Call Right. From and after the occurrence of a Guild Call Condition Event, EGH (or any other member of the Employer Group designated by EGH other than EOC) shall have the right (a “Guild Call Right”), exercisable by delivering a written notice to you (a “Guild Call Notice”), to require you and your Permitted Transferees to sell all of the Equity Interests held by you and your Permitted Transferees that are the basis for the Guild Call Right being implicated (the “Call Equity”) to EGH at the Repurchase Price. To the extent that the repurchase described in the immediately preceding sentence relates to a repurchase of Equity Interests in EOC, such transaction shall be treated as an exchange of Equity Interests in EOC for Equity Interests in EGH, triggering economic entitlements for tax benefits in accordance with the same terms outlined in Section 7.17 of the Company Disclosure Letter. Upon delivery of a Guild Call Notice, you and EGH shall engage in good faith discussions for a period of 60 days to determine whether there are any commercially reasonable steps that can be taken by you or EGH to eliminate the factors resulting in the Guild Call Condition Event (such period of good faith discussion, the “Discussion Period”). Without limiting the foregoing, such commercially reasonable steps shall include you having the right (but not the obligation) to reduce or transfer your investment or ownership interest in any entity or business (other than EGH or any other member of the Employer Group) that is the subject of any conflict of interest cited by the Guild as necessitating the Guild Call Right (or to commit to do so). If, following the Discussion Period, each of you, EGH and the applicable Guild(s) have agreed on commercially reasonable actions to be taken by you, EGH and/or the applicable Guild(s) to eliminate the factors resulting in the Guild Call Condition Event, you and EGH shall (and shall use commercially reasonable efforts to cause the applicable Guild(s) to) take such agreed actions, and following the removal of such Guild Call Condition Event, the Guild Call Right shall not apply with respect to such Guild Call Condition Event, but, for the avoidance of doubt, shall continue to apply with respect to any subsequent Guild Call Condition Event. In the event that the Guild Call Condition Event remains applicable following the Discussion Period and any commercially reasonable efforts agreed to be taken pursuant to this Section 6, EGH shall deliver to you a notice setting forth the Repurchase Price to be paid for the Call Equity and the date (not later than 60 days after receipt of the Guild Call Notice) and place for the closing of the Guild Call Right (the closing of such transaction, the “Guild Call Closing”).

c.

Put Closings and Guild Call Closings. EGH shall pay (or cause to be paid) the Repurchase Price by delivery to you or your applicable Permitted Transferees of a wire transfer of immediately available funds in United States dollars. The Put Rights and the Guild Call Right, and each Put Notice and Guild Call Notice that was delivered to EGH but not yet subject to a Put Closing or Guild Call Closing shall terminate upon the earlier to occur of (x) immediately prior to a Public Company Event (as defined below) and (y) the execution of a definitive agreement with respect to a Change of Control (as defined below).

d.	For purposes of Section 2, Section 3, Section 4, this Section 6 and Section 8 the below definitions will apply.

i.

“Change of Control” means the occurrence of any one or more of the following events: (x) the sale or disposition, in one or a series of related transactions, of all or substantially all of the consolidated assets of EGH, EOC and their respective Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any SL Entity or any of its Affiliates or to any “group” in which any of the foregoing is a member, (y) any “person” or “group” other than any SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of EGH or EOC or any of their respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC, excluding as a result of any merger or consolidation that does not constitute a Change of Control under clause (z), or (z) any merger or consolidation of EGH or EOC with or into any other person unless the holders of voting equity immediately prior to such merger or consolidation (or their respective Affiliates) beneficially own a majority of the outstanding voting equity of the surviving or successor entity (or the parent entity thereof) as of immediately following such merger or consolidation.

ii.

“Deal Price” means a dollar value equal to (i) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is a share of Company Common Stock, Company Merger Consideration plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly and (ii) (x) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is an OpCo Membership Interest, OpCo Merger Consideration (without deduction of the OpCo Membership Interest Distribution Amount) plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly and (y) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is an OpCo Profits Unit, OpCo Profits Unit Merger Consideration (as set forth in the Rollover Agreement) plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly.

iii.	“Equity Interest” means an equity interest of EGH and/or EOC (or any successor entity) that is held by you or your Permitted Transferees.

iv.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

v.

“Family Members” means your spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof, or any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to you or your Family Members, a charitable institution controlled by you and/or your Family Members, an individual mandated under a qualified domestic relations order and a legal or personal representative of you and/or your Family Members in the event of death or disability.

vi.

“Guild Call Condition Event” means the occurrence of any activity by you or the Media Company or any business formed pursuant to Exhibit B that results in the Writers Guild of America or any other similar talent guild (collectively, the “Guilds”) contending or asserting that your (or your Permitted Transferee’s) arrangements with the Employer Group and/or related to the Equity Interests create a conflict of interest prohibited by an any agreement or arrangement with a Guild (including any Guild franchise agreement or any side letter thereto) or applicable law or will result in the failure to renew (or the termination of) any such agreement or arrangement with a Guild on the same or more favorable terms to the Employer Group as in effect immediately prior to such renewal.

vii.

“IPO” means the consummation of (x) the initial underwritten public offering of securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof) that is registered under the Securities Act or (y) the initial voluntary listing of securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof or any direct or indirect Subsidiary thereof) on the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or successor to the foregoing.

viii.

“Media Company” means a new business to be founded, managed and controlled by you, with a name later determined by you, for which the Investor (as defined on Exhibit B) (or one of its Affiliates) has provided seed funding or any other business formed pursuant to Exhibit B.

ix.	“Permitted Transferee” means any of your Family Members or Trusts.

x.

“Public Company Event” means an IPO, SPAC Acquisition or any other event that results in the public listing of equity securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof).

xi.

“Put Equity” means either (x) a number of Rollover Equity Interests equal to the quotient of $100,000,000 divided by the applicable Repurchase Price applicable to such Rollover Equity Interests or (y) all of the Rollover Equity Interests; provided, immediately after a Put Closing with respect to the Put Equity contemplated by the foregoing clause (x), “Put Equity” shall, from and after such Put Closing, mean all of the remaining Rollover Equity Interests. For clarity, the application of this definition is such that you shall have two separate put rights.

xii.

“Repurchase Price” means for each share or unit of Equity Interest (x) from the first anniversary of the Closing until the five year and six month anniversary of the Closing, the Deal Price and (y) following the five year and six month anniversary of the Closing, the value per share or unit of Equity Interest implied by the SL Mark; provided, in the case of each of the foregoing clauses (x) and (y), the Repurchase Price shall be (1) reduced by, to the extent applicable, the exercise price, strike price or distribution threshold and any required withholding in respect of the Put Equity or Call Equity (as applicable) and (2) subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting (a) with respect to the exercise of the Put Right, the Rollover Equity Interests, and (b) with respect to the exercise of the Call Right, the Equity Interests. For the avoidance of doubt, the Repurchase Price reflects and compensates for the value of the equity alone and does not include any element of the value for the TRA or other items that remain with the seller.

xiii.

“Rollover Agreement” means that certain Rollover Agreement, dated as of the date hereof, by and between you and your Permitted Transferees and the Parent Entities, as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof.

xiv.	“Rollover Equity Interest” means each Equity Interest that is held by you or your Permitted Transferees pursuant to the Rollover Agreement.

xv.

“SL Mark” means the most recent valuation of Silver Lake Partners VII, L.P. (“SL”) with respect to the value of a share of EGH as reported in the ordinary course to the limited partners of SL, which shall be provided to you, upon request, at any time following the fifth anniversary of the Closing; provided that if SL no longer holds any interest in EGH or there is otherwise no SL Mark, you and SL will engage a nationally recognized investment banking firm mutually acceptable to you and SL to make a valuation, which shall be binding upon the parties, and the expenses of such investment banking firm shall be borne by EGH.

xvi.

“SPAC Acquisition” means any merger, amalgamation, business combination or similar transaction between EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof) and a “blank-check” company or special purpose acquisition company (i.e., a “SPAC”) that results in equity securities of such resulting entity being listed on the New York Stock Exchange, the Nasdaq Stock Market or any other established securities exchange or successor to the foregoing.

xvii.

“Trust” means (i) a trust in respect of which (1) the beneficiaries of such Trust include only you and your Family Members, (2) the Trust has agreed in writing to be bound by the terms of this Letter Agreement and (3) the transferor retains exclusive voting control over the Put Equity so transferred, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, further, that a trust shall only be deemed a “Trust” for so long as the beneficiaries of such Trust include only you and your Family Members.

7.

Private Plane. Promptly following the Effective Time, the ownership and operation of the Employer Group’s private plane with U.S. registration number 501MG will be transferred to you or an entity designated by you. Following the Effective Time, all costs and expenses associated with the ownership, operation and use of such plane will be borne by you or the entity to which it is transferred; provided, that, subject to Section 2, following the Effective Time, the Employer Group will pay or reimburse all reasonable costs and expenses related to the use of the plane for EGH and WME business purposes. The parties hereto agree to use commercially reasonable efforts to transfer the private plane in a manner that is tax efficient for the parties. You agree that you will not receive a tax gross-up in connection with the tax consequences associated with such transfer, unless Ariel Emanuel is provided with a tax gross-up in connection with the transfer of one of the Employer Group’s private planes to him, in which case you will receive such a tax gross-up on the same terms.

8.	Expenses and Indemnification.

a.

EGH, EOC, EGH Holdco and OpCo Holdco (and for the avoidance of doubt, any successors thereto, together, the “Indemnifying Entities”) hereby agrees to (or shall cause an affiliate thereof to) reimburse you for your expenses (including reasonable and documented out-of-pocket legal fees and costs) incurred in anticipation of and/or in connection with the Transactions, including the drafting, negotiation and execution of this Letter Agreement, the Rollover Agreement (and any exhibits, schedules or other attachments thereto and any documentation implementing any of the terms hereof and thereof) and the consummation of the transactions contemplated hereby and thereby. Any such reimbursements shall be paid at the earlier of (i) the Closing and (ii) if the Merger Agreement is terminated, promptly following invoices being submitted for reimbursement; provided that any expenses submitted for advancement pursuant to Section 8.b shall be paid promptly upon being submitted for payment as those expenses are incurred.

b.

From and after the date hereof, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnifying Entities to provide broader indemnification rights than such law permitted the Indemnifying Entities to provide prior to such amendment), the Indemnifying Entities shall indemnify and hold harmless, and advance expenses to, you if you are made or are threatened to be made a party or are otherwise involved in any Transaction Litigation in any capacity from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) actually and reasonably incurred by you or on your behalf in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to indemnification or advancement of expenses that you may now or in the future be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise of the Indemnifying Entities, both as to action in your official capacity and as to action in another capacity while holding such office. To the extent not prohibited by applicable law, the Indemnifying Entities shall pay the expenses (including attorneys’ fees) incurred by you or on your behalf in defending any Transaction Litigation in advance of its final disposition;

provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Transaction Litigation shall be made only upon receipt of an undertaking by you to repay all amounts advanced if it should be ultimately determined in a final adjudication that you are not entitled to be indemnified under this Section 8 or otherwise. If a claim for indemnification or advancement of expenses under this Section 8 is not paid in full within 30 days after a written claim therefor by you has been received by the Indemnifying Entities, you may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Indemnifying Parties shall have the burden of proving that you are not entitled to the requested indemnification or advancement of expenses. In (i) any suit brought by you to enforce a right to indemnification hereunder (but not in a suit brought by you to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Indemnifying Parties to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnifying Parties shall be entitled to recover such expenses upon a final adjudication that, you have not met any applicable standard for indemnification set forth in the DGCL and binding upon the Indemnifying Entities with respect to the requested indemnification or advancement of expenses.

c.

EGH shall indemnify you and hold you harmless from any costs and expenses in the event you or any of your Affiliates are named in any proceeding brought by a Guild or any members thereof related to the arrangements contemplated hereby or otherwise in connection with the Transactions.

9.

Business Expense Reimbursement. From and after the Effective Time, during your service to EGH or WME, as applicable, EGH or WME will reimburse you in accordance with such entity’s applicable policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of your duties and responsibilities hereunder (including, for the avoidance of doubt, those provided under Section 7 hereof); provided, that you provide EGH or WME, as applicable, with proper substantiation of such travel, entertainment and other expenses; and provided, further, that any such expense will not be considered to be reasonably incurred in the performance of your duties and responsibilities hereunder if it is an expense that expressly requires and has not received the prior approval or consent of the EGH Board or WME Board, as applicable. Any such reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the related expense is incurred.

10.

Confidential Information. You agree that you will not at any time, whether during or subsequent to your employment by or service to the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing your duties to the Employer Group, any confidential and proprietary information and trade secrets of the

Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by you while in the employ or service of the Employer Group. Upon leaving the service of the Employer Group, you will not take or use, without the prior written consent of the applicable member of the Employer Group, any memoranda, notes (whether or not prepared by you during the course of your employment or service with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which you acknowledge are the exclusive property of the Employer Group, provided that you shall be entitled to retain any such material solely relating to your ownership interests in any member of the Employer Group, and use the same solely to the extent relating to such ownership interests. You hereby agree to surrender to the Employer Group upon request at any time after the termination of your service with the Employer Group all such documents and other property.

Notwithstanding anything to the contrary contained herein, nothing in this Letter Agreement shall prohibit you from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of any member of the Employer Group to make any such reports or disclosures and you are not required to notify any member of the Employer Group that you have made such reports or disclosures. In addition, nothing in this Letter Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

11.

Additional Restrictions. In connection with the transactions contemplated by the Merger Agreement, and your ownership and the disposition of equity securities, directly or indirectly, of EGH or any of its majority owned and controlled subsidiaries, including WME, and in order to preserve the goodwill of WME and its Affiliates and the WME Agency Business, you agree that during the period beginning on the date hereof and ending on the fourth anniversary of the Effective Time, you shall not (and, as applicable, shall cause each of your controlled Affiliates not to) directly or indirectly, in any capacity, provide talent agent services to the businesses set forth in Schedule II hereto in any geographic area where the WME Agency Business (as defined in Section 4.f) is conducted.

12.

Enforcement. The parties hereto agree that irreparable damage would occur for which there is not an adequate remedy at law in the event of a breach or threatened breach of this Letter Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that any party hereto shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of this Letter Agreement and to specific performance of the obligations under this Letter Agreement, in each case without proof of actual damages, and the parties hereto waive any requirement for the securing or posting of any bond in connection with any such remedy. The parties hereto further agree that the remedies provided for in this Section 11 shall be in addition to, and not in limitation of, any other remedies that may be available to a party hereto whether at law or in equity, including monetary damages. For the avoidance of doubt, Section 11 applies for the benefit of EGH Holdco and OpCo Holdco, each of which shall be able to enforce Section 11 directly or if necessary as third-party beneficiaries to Section 11 in respect of the period prior to the Effective Time.

13.

Severability. The invalidity or unenforceability of any provision or provisions of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement. If any of the provisions of this Letter Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Letter Agreement, but rather the Letter Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Section 11 or 12, then such Section shall be construed as providing for the maximum protections available to an employer, service recipient, partnership, limited liability company or purchaser of a business which the laws of that jurisdiction permit.

14.

Section 409A. This Letter Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, you shall be considered to have experienced a separation from service when the facts and circumstances indicate that you and the Employer Group reasonably anticipate that either (a) no further services will be performed for the Employer Group after a certain date, or (b) that the level of bona fide services you will perform for the Employer Group after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by you (whether as an employee or as an independent contractor) over the immediately preceding 36-month period. You, EGH, and EOC acknowledge that the services contemplated in Section 2 of this Letter Agreement are expected to be below the levels set forth in clause (b) of this paragraph.

For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement. Notwithstanding anything to the contrary in this Letter Agreement, any payment or benefit under this Letter Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Letter Agreement to the contrary, if, at the time of your “separation from service”, you are a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Letter Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then the applicable member(s) of the Employer Group will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to you on the first payroll date that occurs after the date that is six months and one day following your “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

The parties to this Letter Agreement agree to negotiate in good faith to make amendments to this Letter Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Employer Group. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Letter Agreement (including any taxes, interest, and penalties under Section 409A), and the Employer Group shall have no obligation to indemnify or otherwise hold you (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

15.

Excess Parachute Payments. Notwithstanding anything in this Letter Agreement to the contrary, and subject to the application of this Section 15, if any of the payments or benefits provided or to be provided by EGH, WME, or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax; provided, however, that EGH or, as applicable, WME, agrees to, and agrees to cause any other relevant member of the Employer Group to, submit to a stockholder vote your right to receive the Covered Payments and use commercially reasonable best efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code (the “Shareholder Approval Exception”), to the extent applicable and available, such that there will be no such loss of deductibility under Code Section 280G or imposition of tax under Section 4999 of the Code.

In the event that the Shareholder Approval Exception is not applicable and/or available, the cutback to the Covered Payments contemplated pursuant to this Section 15 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

All determinations required to be made under this Section 15, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by EGH, at EGH’s expense. This Section 15 amends Section 12 of the Existing Employment Agreement.

16.

Arbitration. In consideration of your engagement with the Employer Group, its promise to arbitrate all service related disputes and your receipt of any compensation and other benefits paid to you by the Employer Group in your capacity as a service provider, at present and in the future, YOU AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING ANY MEMBER OF THE EMPLOYER GROUP AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE EMPLOYER GROUP IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM YOUR EMPLOYMENT OR SERVICE WITH THE EMPLOYER GROUP OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE WITH THE EMPLOYER GROUP, INCLUDING ANY BREACH OF THIS LETTER AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION.

The parties agree that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS Arbitration Appellate Procedures (such rules and procedures, the “Procedure”). An arbitration (as opposed to an appeal therefrom) shall be before a sole arbitrator, who shall be a retired judge who has been a member of the State Bar of California for at least 10 years prior to appointment, in accordance with the laws of the State of California for agreements made in and to be performed in California. The parties agree that the arbitration will be conducted in Los Angeles, California. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and that any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. The parties understand the Employer Group will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay the first $200 of any filing fees associated with any arbitration which you initiate. The parties agree that the decision of the arbitrator shall be in writing and shall be binding upon you and the Employer Group.

Except as provided by the Procedure and this Letter Agreement, arbitration (and appeal therefrom in accordance with the JAMS Arbitration Appeal Procedures and applicable law) shall be the sole, exclusive and final remedy for any dispute between you and any member of the Employer Group arising out of, relating to, or resulting from your service with the Employer Group or the termination of your employment or service with the Employer Group, including any breach of this Letter Agreement. Accordingly, except as provided for by the Procedure and this Letter Agreement, neither you nor any member of the Employer Group will be permitted to pursue court action regarding such claims that are subject to arbitration.

Notwithstanding the foregoing, in addition to the right under the Procedure to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief and/or specific performance in accordance with Section 11.

Except to the extent otherwise provided herein, you agree that the arbitration shall be conducted on a strictly confidential basis and you will not disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except your legal counsel, who shall also be bound by the confidentiality provision of this Section 16.

You understand that this Letter Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Letter Agreement does, however, preclude you from pursuing court action regarding any such claim. You also understand and agree that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, you must pursue any such claim through this binding arbitration procedure.

17.

Governing Law; Consent to Jurisdiction; Jury Trial Waiver. THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS LETTER AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAWS ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 15, ANY ACTION TO ENFORCE THIS LETTER AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN LOS ANGELES, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS LETTER AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

18.	Binding Effect. The provisions of this Letter Agreement shall be binding on your heirs, executors, administrators and other successors in interest.

19.	Entire Agreement; Amendment; Termination.

a.

This Letter Agreement, the Existing Employment Agreement (as specifically amended or superseded by this Letter Agreement), the Rollover Agreement and any exhibits, schedules or other attachments hereto and thereto and any documentation implementing any of the terms hereof and thereof constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, preliminary agreements, executed agreements and understandings.

b.	This Letter Agreement may not be amended, modified, rescinded or waived except in writing executed by the parties hereto.

c.

EGH Holdco and OpCo Holdco shall not amend or modify any terms set forth in the Merger Agreement, if such amendment or modification is (i) adverse to you and relates to the amount, form or timing of payment of the Merger Consideration or the treatment of the securities held by you in the Transaction or (ii) material and adverse to you and relates to the tax impact to you of the Transactions contemplated by the Merger Agreement.

d.

This Letter Agreement shall automatically terminate, upon the effective termination of the Merger Agreement (without the Closing having occurred); provided, however, that in the event that you have voluntarily terminated your employment with EOC prior to the termination of the Merger Agreement, (i) the provisions of Section 1 shall continue to remain in full force in effect with respect to the terms that apply upon the Trigger Date occurring as a result of your termination of employment, (ii) the terms of Section 3 shall continue to apply, (iii) you will be entitled to payment of the Base Salary and the Guaranteed Bonus (each as defined in the Existing Employment Agreement) from the time of termination of the Merger Agreement until the completion of the Term (as defined in the Existing Employment Agreement) and (iv) the terms of Section 22 as it relates to any amount payable under the foregoing sections shall continue to apply.

e.	Any termination of this Letter Agreement shall be subject to the survival and continuation provisions of Section 27.

20.

Waiver. Failure of you or any member of the Employer Group to enforce any provision or provisions of this Letter Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent you or any member of the Employer Group from thereafter enforcing each and every other provision of this Letter Agreement.

21.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to any member of the Employer Group:

c/o Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: Chief Legal Officer

Fax: (310) 246-3065

With a copy (which shall not constitute notice) to each of:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email: karen.king@silverlake.com

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email: andy.schader@silverlake.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth Cooper; Gregory Grogan; Jeannine McSweeney

If to you, to:

The address provided by you to the Employer Group as set forth in the Employer Group’s records.

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center, 175 Greenwich Street

New York, NY 10007

Attention: Damien Zoubek; Paul Humphreys

22.	Taxes.

a.

Withholding. Any applicable member of the Employer Group shall be entitled to withhold from any payment hereunder any amounts required to be withheld by applicable tax laws or regulations. To the extent any SL Entity or member of the Employer Group determines that it would be required to deduct and withhold in connection with the payment of any amounts to you or for your benefit pursuant to this Letter Agreement (other than payments of Prorata Bonus), the relevant SL Entity or member of the Employer Group shall provide you with prior written notice of its intent to deduct or withhold as soon as reasonably practicable prior to making such deduction or withholding and shall work with you in good faith to prepare any certifications or documentation or to restructure the payment of such amounts to reduce or eliminate the required withholding and deduction.

b.

Tax Treatment of Merger. With respect to your Equity Interests in EOC that are not designated as Rollover Interests pursuant to the terms of the Rollover Agreement, the parties hereto agree that your disposition of such Equity Interests in EOC pursuant to the Merger Agreement shall be treated as a sale by you to EGH for cash. The transaction described in the immediately preceding sentence shall be treated as triggering economic entitlements for tax benefits in accordance with Section 7.17 of the Company Disclosure Letter.

23.

Successors and Assigns. This Letter Agreement is personal to you and without the prior written consent of EGH, EOC and/or WME, as applicable, shall not be assignable by you otherwise than by will or the laws of descent and distribution (except that the applicable governing equity documentation will provide that the rights in respect of any Equity Interests that are transferred to any of your Permitted Transferees may be enforced by such Permitted Transferees, but solely in respect of such transferred Equity Interests). This Letter Agreement shall be assignable by EGH, EOC, and/or WME, as applicable, to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer Group.

24.

Advice of Counsel and Construction. You acknowledge that you had the opportunity to be represented by counsel in the negotiation and execution of this Letter Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Letter Agreement.

25.

Allocations. For U.S. federal income tax purposes, EOC shall continue its historic practice with respect to partnership liability allocations in a manner that would not reasonably be expected to result in a net decrease to your direct or indirect share of partnership liabilities following the Effective Time to the maximum extent permitted by law and applicable treasury regulations other than as a result of a net decrease in EOC’s liabilities or a net decrease in a partner’s direct or indirect interest in EOC.

26.	Executive Holding Companies.

a.

You agree that you will take such actions as are within your control and in accordance with the organizational documents of the Executive Holdcos to ensure that following the execution of this Letter Agreement and in connection with implementing and consummating the transactions contemplated by the rollover agreement entered into by Ariel Emanuel in connection with the execution of the Merger Agreement, Ariel Emanuel and his designated Affiliated entities are entitled to vote, sell, transfer, receive distributions and proceeds in respect thereof and to otherwise exercise control over all of the interests in EOC held by the Executive Holdcos that correspond to his (and his Affiliated entities’) ownership interests in the Executive Holdcos (the “Relevant Holdco Interests”), including taking such actions as may be necessary to (i) permit Ariel Emanuel to exercise any of his rights under AE Letter Agreement in respect of the Relevant Holdco Interests on his own, (ii) if necessary or appropriate or if requested by Ariel Emanuel, to distribute or convey to Ariel Emanuel or one or more of his Affiliated entities the Relevant Holdco Interests in the most tax-efficient manner as is possible (but without any adverse tax consequences to you or any of your Affiliated entities) and (iii) otherwise implement the intent of this Section 26.a.

b.	“Executive Holdcos” means, collectively, Endeavor Executive Holdco, LLC and Endeavor Executive II Holdco, LLC.

c.	Ariel Emanuel is an express third-party beneficiary of this Section 26 and is entitled to enforce this Section 26 as if he was a party to this Letter Agreement.

27.

Survival. Sections 8, 10, 12, 13, 14, 15, 16, 17, 18, 19 (including Sections 1, 3, 4, 5, 7, 11, 22 and 27 if implicated in the manner specified in Section 19.d), 20, 21, 22, 23, 24, 26, 27, 28, 29, and 30 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Letter Agreement or your employment and/or services to the Employer Group for any reason.

28.

Cooperation. During your service to the Employer Group and at any time thereafter, you agree to use reasonable best efforts to cooperate (a) with the Employer Group in the defense of any legal matter involving any matter that arose during your service with the Employer Group and (b) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. EGH will (or shall cause an affiliate

to) reimburse you for any reasonable travel and out-of-pocket expenses incurred by you in providing such cooperation and, to the extent the Employer Group is not otherwise continuing to pay you, EGH shall (or shall cause an affiliate to) pay you at a daily rate equal to the daily rate of your base salary received from EGH in respect of your services as Executive Chairman as of immediately prior to the Closing. Furthermore, any such cooperation occurring after the termination of your services shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs.

29.

Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Letter Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

30.

Interpretation. When a reference is made in this Letter Agreement to a Section, Schedule or Exhibit, such reference shall be read to refer to a Section, Schedule or Exhibit of this Letter Agreement unless otherwise indicated. The headings contained in this Letter Agreement or in any schedule or exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. The meaning assigned to each capitalized term defined used in this Letter Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Letter Agreement, each of its other grammatical forms has a corresponding meaning. All schedules and exhibits annexed hereto are hereby incorporated in and made a part of this Letter Agreement as if set forth herein. The word “including” and words of similar import when used in this Letter Agreement will mean “including, without limitation,” unless otherwise specified.

* * *

This Letter Agreement has been executed by the parties as of the date first written above.

ENDEAVOR GROUP HOLDINGS, INC.

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

ENDEAVOR OPERATING COMPANY, LLC

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

Solely for the purposes of Sections 1, 2, 4, 6, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 27, 28, 29 and 30.

WILLIAM MORRIS ENDEAVOR ENTERTAINMENT, LLC

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

[Signature Page to Patrick Whitesell Letter Agreement]

WILDCAT EGH HOLDCO, L.P.

/s/ Egon Durban
By:	Egon Durban
Its:	Co-CEO

WILDCAT OPCO HOLDCO, L.P.

/s/ Egon Durban
By:	Egon Durban
Its:	Co-CEO

[Signature Page to Patrick Whitesell Letter Agreement]

ACCEPTED:

/s/ Patrick Whitesell
Patrick Whitesell

[Signature Page to Patrick Whitesell Letter Agreement]

Schedule I

Illustrative Calculation of Net Cash Profits and Adjusted EBITDA

[Omitted.]

Schedule II

Restricted Businesses

[Omitted.]

Exhibit A

General Release

[Omitted.]

Exhibit B

Seed Equity

[Omitted.]